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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number 333-53075

                            THE CROGHAN COLONIAL BANK
                           401 (k) PROFIT SHARING PLAN
             (Exact name of registrant as specified in its charter)

                323 CROGHAN ST., FREMONT, OH 43420, 419-332-7301
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $12.50 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       ___         Rule 12h-3(b)(1)(i)       _X_
          Rule 12g-4(a)(1)(ii)      ___         Rule 12h-3(b)(1)(ii)      ___
          Rule 12g-4(a)(2)(i)       ___         Rule 12h-3(b)(2)(i)       ___
          Rule 12g-4(a)(2)(ii)      ___         Rule 12h-3(b)(2)(ii)      ___

       Approximate number of holders of record as of the certification or notice date: 165

        Pursuant to the requirements of the Securities Exchange Act of 1934The Croghan Colonial Bank 410(k) Profit Sharing Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 12, 2000                        By:    /s/ James K. Walter
                                                      ----------------------
                                                      James K. Walter